Exhibit 99.1

WorldHeart Reports Second Quarter 2006 Financial Results

Oakland, CA. — August 11, 2006: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation, a developer of mechanical circulatory support systems, today reported its second quarter 2006 financial results.  Revenues for the second quarter ended June 30, 2006 were $3.0 million, an increase of 22%, compared with revenues of $2.4 million reported in the second quarter ended June 30, 2005.  For the first six months of 2006, revenues were $6.3 million, an increase of 7%, compared with revenues of $5.9 million for the first six months of 2005.

The net loss for the 2006 second quarter was $3.9 million, or $0.07 per share, when 55.5 million weighted average common shares were outstanding, compared with a net loss of $4.6 million, or $0.27 per share, in the prior year’s second quarter, when 17.1 million weighted average common shares were outstanding.  The net loss for the six month period ended June 30, 2006 was $7.3 million, or $0.13 per share, when 55.5 million weighted average common shares were outstanding, compared with $8.6 million, or $0.51 per share for the six-month period ended June 30, 2005 when 16.8 million weighted average common shares were outstanding.

WorldHeart’s cash and cash equivalents were $4.6 million at June 30, 2006, a decrease of $2.7 million from March 31, 2006 and a decrease of $6.1 million from December 31, 2005.  During the first half of 2006, cash usage from operating activities was $6.0 million.  This represents a reduction of approximately $1.4 million per quarter from average levels of cash usage in the last two quarters of 2005.

The Company continues to aggressively explore, with the assistance of investment banking advisors, all financing and strategic alternatives, including equity financing or a possible sale of the Company.  The Company is taking steps to conserve cash pending a definitive outcome of these activities.  These measures include reducing raw material purchases and manufacturing activities to better align inventories with current commercial shipments and curtailing discretionary spending.

Additional Financial Information

For the three months ended June 30, 2006, gross margin as a percent of revenue was 36%, compared with 13% for the three months ended June 30, 2005.  For the six months ended June 30, 2006, gross margin as a percent of revenue was 47%, compared with 27% for the six months ended June 30, 2005. Significantly lower cost of goods sold during this year’s three and six month periods was due principally to more favorable manufacturing variances when compared with the same periods last year.  In addition, there was a higher margin other-product revenue mix this year.

Selling, general and administrative expenses for the three months ended June 30, 2006 were $2.3 million, a decrease of $0.7 million, or 25%, from the same period in 2005.  For the six months ended June 30, 2006, selling, general and administrative expenses were $4.7 million, a decrease of $1.7 million, or 27%, from the six months ended June 30, 2005.  These decreases were due to reduced selling and administrative costs, including savings realized from the consolidation of North American Novacor operations completed in June 2005.

Research and development expenses for the three months ended June 30, 2006 were $2.8 million, an increase of $1.5 million, compared with the three months ended June 30, 2005.  Research and development expenses for the six months ended June 30, 2006 were $5.7 million, an increase of $3.2 million, compared with the same period last year. These increases were primarily due to the MedQuest acquisition in July 2005 and the related development costs of the WorldHeart Rotary ventricular assist device.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems The company is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and in Heesch, Netherlands. WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding the Company’s expectations with respect to its ability to secure additional funding or enter into other strategic relationship including a sale of the Company , and the impact of its cost reduction efforts on the Company’s ability to maintain on-going operations, depending on the outcome of these funding efforts, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions.  Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation:  slow market acceptance of and demand for the Company’s Novacor LVAS product; costs and delays associated with clinical trials; limitations on third-party reimbursement; inability to protect proprietary technology; slow Destination Therapy adoption rate for VADs, including our Novacor LVAS; loss of commercial market share to competitors due to WorldHeart’s financial condition;  immediate and significant need for additional financing; delays in completion of cost reductions programs or implementation of other alternative programs or transactions and other risks detailed in the Company’s filings with the United States Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended.

WORLD  HEART CORPORATION
Consolidated Balance Sheets
(United States Dollars - in thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,568	$10,662
Trade and other receivables	2,475	3,896
Prepaid expenses	1,142	778
Inventory	7,580	8,216
	15,765	23,552
Long-term assets
Capital assets	1,585	1,837
Other assets	1,337	1,433

Total assets	$18,687	$26,822

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$3,856	$3,755
Deferred revenue	168	1,205
Other liabilities	1,198	1,149
Total current liabilities	$5,222	$6,109

Total shareholders’ equity	13,465	20,713

Total liabilities and shareholders’ equity	$18,687	$26,822

WORLD HEART CORPORATION

Consolidated Statements of Operations (unaudited)

(United States Dollars and shares in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue	$2,988	$2,449	$6,273	$5,866
Cost of goods sold	(1,910)	(2,142)	(3,322)	(4,254)
Gross margin	1,078	307	2,951	1,612

Operating expenses
Selling, general and administrative	2,276	3,017	4,731	6,463
Research and development	2,763	1,275	5,662	2,462
Restructuring costs	—	212	—	341
Amortization of intangibles	48	128	96	255
Total operating expenses	5,087	4,632	10,489	9,521
Operating loss	(4,009)	(4,325)	(7,538)	(7,909)

Other income (expenses)	121	(318)	208	(676)
Net loss applicable to common shareholders	$(3,888)	$(4,643)	$(7,330)	$(8,585)

Weighted average number of common shares outstanding	55,480	17,101	55,480	16,831

Basic and diluted loss per common share	$(0.07)	$(0.27)	$(0.13)	$(0.51)